Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into this 23rd day of June, 2010, by and among ExamWorks, Inc., a Delaware corporation (the “Company”), ExamWorks Group, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Holdings”), and ExamWorks Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”).

RECITALS

     WHEREAS, the authorized capital stock of the Company consists of (i) 8,500,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), of which 3,001,969 shares are issued and outstanding and (ii) 1,500,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 1,054,837 shares have been designated Series A Convertible Preferred Stock and of which 967,741 shares are issued and outstanding (the “Company Series A Preferred Stock”);

     WHEREAS, as of the date hereof, there are nonqualified stock options to purchase 671,390 shares of Company Common Stock outstanding and unexercised (each, a “Company Option”);

     WHEREAS, as of the date hereof, there are warrants to purchase 87,096 shares of Company Common Stock outstanding and unexercised (each, a “Company Warrant”);

     WHEREAS, the authorized capital stock of Holdings consists of (i) 8,500,000 shares of common stock, par value $0.0001 per share (“Holdings Common Stock”), of which 100 shares are issued and outstanding and held of record by the Company and (ii) 1,500,000 shares of preferred stock, par value $0.0001 per share (“Holdings Preferred Stock”), of which 1,054,837 shares have been designated Series A Convertible Preferred Stock, none of which is issued and outstanding (the “Holdings Series A Preferred Stock”);

     WHEREAS, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and held of record by Holdings;

     WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdings Common Stock and the Holdings Preferred Stock are identical to those of the Company Common Stock and the Company Preferred Stock, respectively;

     WHEREAS, the Certificate of Incorporation of Holdings and the Bylaws of Holdings, in effect immediately after the Effective Time (as defined below) will contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company immediately prior to the Effective Time (other than with respect to matters permitted or required by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”);

     WHEREAS, the directors and officers of the Company immediately prior to the Merger (as defined below) will be the directors of Holdings as of the Effective Time;

     WHEREAS, Holdings and Merger Sub are new formed entities organized for the purpose of participating in the transactions herein contemplated;

     WHEREAS, the Company desires to create a new holding company structure by merging with Merger Sub, pursuant to which (i) the Company will be the surviving corporation; (ii) each outstanding share of Company Common Stock will be converted into one share of Holdings Common Stock; (iii) each outstanding share of Company Series A Preferred Stock will be converted into one share of Holdings Series A Preferred Stock; (iv) each Company Option shall be converted into a nonqualified stock option to purchase an equivalent number of shares of Holdings Common Stock (each, a “Holdings Option”), all under the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time; and (v) each Company Warrant shall be converted into a warrant to purchase an equivalent number of shares of Holdings Common Stock (each, a “Holdings Warrant”), all under the same terms and conditions was were applicable to such Company Warrant immediately prior to the Effective Time, all in accordance with the terms of this Agreement;

     WHEREAS, it is intended that the merger contemplated by this Agreement qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as a Code Section 351 exchange, and this Agreement constitutes a “plan of reorganization” within the meaning of the applicable U.S. Treasury Regulations; and

     WHEREAS, (i) the respective Boards of Directors of the Company, Holdings and Merger Sub; (ii) the Company, in its capacity as the sole stockholder of Holdings; and (iii) Holdings, in its capacity as the sole stockholder of Merger Sub, have each approved this Agreement and the Merger (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the Company, Holdings and Merger Sub hereby agree as follows

ARTICLE 1
THE MERGER

     1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to the terms and provisions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, and the separate existence of Merger Sub shall cease (the “Merger”). The Company shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Company”) of the Merger and shall continue its existence as a corporation under the laws of the State of Delaware as a direct, wholly-owned subsidiary of Holdings. At the Effective Time, the Merger shall have the effects provided for herein and in Section 259 of the DGCL.

     1.2 Effective Time. The Merger shall become effective in accordance with the provisions of Section 251 of the DGCL, upon the filing, on or after the date hereof, of a certificate of merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

     1.3 Certificate of Incorporation of Surviving Company. From and after the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth below and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided by law:

1.3.1

Article IV shall be amended in its entirety to read:

“The total number of shares of all classes of equity securities which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value (“Common Stock”).”

1.3.2	A new Article XI shall be added, which shall read in its entirety:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation, shall, pursuant to subsection 7(i)(A) of Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of ExamWorks Group, Inc. (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this certificate of incorporation of the Corporation.”

     1.4 Bylaws of Surviving Company. From and after the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company.

     1.5 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the respective directors and officers of the Surviving Company from and after the Effective Time, each to hold office from the Effective Time until the earlier of their resignation and removal or until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Company or as otherwise provided by law.

     1.6 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful actions that may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Company shall determine that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, or record of otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the

Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or to otherwise carry out this Agreement.

     1.7 Reorganization. The parties hereto intend that the transactions contemplated by this Agreement shall qualify for non-recognition treatment under Code Sections 351 and 368(a), and each party hereto will take all necessary actions in order to accomplish such intent. This Agreement constitutes a “plan of reorganization” within the meaning of the U.S. Treasury Regulations and has been duly adopted by each party hereto as such.

ARTICLE 2
CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock and Options. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Holdings, Merger Sub or any holder of their securities:

     2.1.1 Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury, which shall be cancelled and retired and shall cease to exist) shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Holdings Common Stock.

     2.1.2 Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in treasury, which shall be cancelled and retired and shall cease to exist) shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Holdings Preferred Stock.

     2.1.3 Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock of the Surviving Company.

     2.1.4 Holdings Common Stock. Each share of Holdings Common Stock that is owned by the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist.

     2.1.5 Rights of Certificate Holders. From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock and Company Preferred Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 2.2 below.

     2.1.6 Company Options.

          (a) Pursuant to Section 11(b) of the Company’s 2008 Stock Option Plan (as amended, the “Stock Plan”), each Company Option which is then outstanding and unexercised shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into and thereafter represent a Holdings Option, which shall represent an option to acquire shares of Holdings Common Stock, under the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time. The number of shares of Holdings Common Stock purchasable upon exercise of such Holdings Option shall be equal to the number of shares of Company Common Stock that were purchasable under such converted Company Option immediately prior to the Effective Time.

          (b) Holdings has reserved for issuance a sufficient number of shares of Holdings Common Stock necessary to satisfy Holdings’ obligations under Section 2.1.6(a).

     2.1.7 Company Warrants.

          (a) Each Company Warrant when is then outstanding and unexercised shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into and thereafter represent a Holdings Warrant, which shall represent a warrant to acquire shares of Holdings Common Stock, under the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time. The number of shares of Holdings Company Stock purchasable upon exercise of a Holdings Warrant shall be equal to the number of shares of Company Common Stock that were purchasable under such converted Company Warrant immediately prior to the Effective Time.

          (b) Holdings has reserved for issuance a sufficient number of shares of Holdings Common Stock necessary to satisfy Holdings’ obligations under Section 2.1.7(a).

     2.2 No Surrender of Certificates. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings will, in each case, be identical with those of the Company immediately prior to the Effective Time. In addition, until thereafter surrendered for transfer or exchange, each outstanding stock certificate, that, immediately prior to the Effective Time, that evidenced Company Common Stock or Company Preferred Stock, as applicable, shall be deemed and treated for all purposes to evidence the ownership of the number of shares of Holdings Common Stock or Holdings Preferred Stock, as applicable, into which such shares of Company Common Stock or Company Preferred Stock, as applicable, were converted pursuant to the provisions of Section 2.1 above.

     2.3 No Appraisal Rights. In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of Company Common Stock or Company Preferred Stock in connection with the Merger.

ARTICLE 3
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

     3.1 Assumption of Stock Plan and Other Agreements. Effective as of the Effective Time, the Company hereby assigns to Holdings, and Holdings hereby assumes and agrees to perform, all obligations of the Company pursuant to the Stock Plan, stockholders’ agreement, that certain Stock Purchase Agreement, dated as of April 9, 2009, by and among the Company, the Ricwel Corporation, Ricwel of West Virginia, LLC and Theodore Rice, that certain Asset Purchase Agreement, dated as of December 31, 2009, by and among the Company, Joseph Chalal and Michael Zeide, all outstanding stock option agreements, registration rights agreements, subscription agreements, investor rights agreements and warrants to which the Company is a party, including without limitation those plans and agreements set forth on Schedule A attached hereto (collectively, the “Assumed Plans and Agreements”). At the Effective Time, the Assumed Plans and Agreements shall be deemed amended to (i) reflect the assumption by Holdings described above; (ii) provide that references to the Company shall be read to refer to Holdings; and (iii) add Holdings as parties with respect to qualifying participants, to the extent deemed necessary or appropriate.

ARTICLE 4
CERTAIN COVENANTS

     4.1 Assumed Plans and Agreements. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order to implement, confirm and effectuate the assumption by Holdings pursuant to Section 3.1 hereof of the Assumed Plans and Agreements.

     4.2 Insurance. Holdings shall procure insurance, including directors and officers liability insurance, or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.

ARTICLE 5
MISCELLANEOUS

     5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by the mutual consent of the Company, Holdings and Merger Sub after determination by the Boards of Directors of the Company, Holdings and Merger Sub that the Merger is not advisable or in the best interests of their respective entities. In the event of such termination and abandonment, this Agreement shall be come void and neither the Company, Holdings or Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

     5.2 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by the mutual consent of the Boards of Directors of the Company, Holdings and Merger Sub at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     5.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other agreements, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     5.4 Severability. The provisions of this Agreement are severable, an in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     5.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

     5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same agreement.

[Signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement and Plan of Merger as of the date first written above.

COMPANY: EXAMWORKS, INC.

By:	/s/ J. Miguel Fernandez de Castro
	Name:	J. Miguel Fernandez de Castro
	Title:	Senior Vice President and Chief
Financial Officer

HOLDINGS: EXAMWORKS GROUP, INC.

By:	/s/ J. Miguel Fernandez de Castro
	Name:	J. Miguel Fernandez de Castro
	Title:	Senior Vice President, Treasurer and
Chief Financial Officer

MERGER SUB: EXAMWORKS MERGER SUB, INC.

By:	/s/ J. Miguel Fernandez de Castro
	Name:	J. Miguel Fernandez de Castro
	Title:	Senior Vice President and
Chief Financial Officer

(Signature Page to Agreement and Plan of Merger)

SCHEDULE A

ASSUMED PLANS AND AGREEMENTS

Stockholders’ Agreement, dated July 14, 2008, as amended by that Amendment to Stockholders’ Agreement, dated December 4, 2009, as further amended by that Second Amendment to Stockholders’ Agreement, dated March 12, 2010, by and among ExamWorks Holdings, LLLP, the individuals listed on the signature pages thereto and ExamWorks, Inc.

Joinder Agreements or Transfer Amendments by and between ExamWorks, Inc. and the following parties: The Chase 1992 Family Trust, as amended and restated, James K. Price, Richard E. Perlman, Brian M. McCoy, Kenneth C. Peacock, MD, Joseph Chalal, MD, Michael Zeide, MD, Theodore A. Rice, The Douglas M. Leveille Revocable Trust Dated March 7, 2006, George Greco, Robert Collins, Danny L. Johnson, Jerry R. Becker, J. Thomas Presby, Chris Greco, Greg Slansky, J. Miguel Fernandez de Castro, John F. Moran, Jr., Crystal Patmore, Joshua LeMaire, Kevin Kozlowski, Reinaldo Pascual, Anne Doremus Trust, Theodore A. Rice and Caryl Anne Rice, Todd Metcalf, BMS Capital Partners, Inc. Pension Plan, Jeffrey Carlberg, Mitchell Decter, Melissa Smith, Gregory Decter, Morgan Decter, Ryan Decter, Millie Smith, Sadie Smith, William Hullinger, Ivy Zelanka, Kerry Zelanka, and Joyce Nichol

Joinder to Stockholders’ Agreement, dated March 12, 2010, by and among ExamWorks, Inc. and the stockholders party thereto

Joinder to Stockholders’ Agreement, dated March 26, 2010, by and among ExamWorks, Inc. and the stockholders party thereto

Joinder to Stockholders’ Agreement, dated May 7, 2010, by and among ExamWorks, Inc. and the stockholders party thereto

Joinder to Stockholders’ Agreement, dated May 7, 2010, by and among ExamWorks, Inc. and the stockholders party thereto

2008 ExamWorks, Inc. Stock Option Plan, as amended

Investor Rights Agreement, dated as of March 12, 2010, by and among ExamWorks, Inc. and the investors party thereto

Investor Rights Agreement, dated as of March 26, 2010, by and among ExamWorks, Inc. and the investors party thereto

Investor Rights Agreement, dated as of May 7, 2010, by and among ExamWorks, Inc. and the investors party thereto

Registration Rights Agreement, dated as of May 7, 2010, by and among ExamWorks, Inc, Broadband Capital Management LLC and the officers and employees of Broadband Capital Management LLC party thereto

Subscriber Agreement, dated as of January 7, 2010, by and among ExamWorks, Inc. and the subscribers party thereto

Subscriber Agreement, dated as of March 12, 2010, by and among ExamWorks, Inc. and the subscribers party thereto

Subscriber Agreement, dated as of March 26, 2010, by and among ExamWorks, Inc. and the subscribers party thereto

Subscriber Agreement, dated as of May 7, 2010, by and among ExamWorks, Inc. and the subscribers party thereto

Stock Purchase Agreement, dated as of April 9, 2009, by and among ExamWorks, Inc., the Ricwel Corporation, Ricwel of West Virginia, LLC and Theodore Rice

Asset Purchase Agreement, dated as of December 31, 2009, by and among ExamWorks, Inc., Joseph Chalal and Michael Zeide